Exhibit 3

VOTING SUPPORT AND LOCK-UP AGREEMENT

THIS AGREEMENT is made as of                August 31           , 2021

BETWEEN:

JASON WILD (the “Shareholder”)

- and -

TERRASCEND CORP., a corporation existing under the laws of the Province of Ontario (“Purchaser”)

RECITALS:

WHEREAS, in connection with an arrangement agreement between the Purchaser and Gage Growth Corp. (the “Company”) dated the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”), the Purchaser proposes to acquire all of the issued and outstanding Company Shares (as defined below) subject to the terms and conditions set forth in the Arrangement Agreement;

AND WHEREAS, it is contemplated that the proposed transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act;

AND WHEREAS, the Shareholder is the registered and/or beneficial owner, directly or indirectly, of the Company Securities listed in Schedule A hereto;

AND WHEREAS, the Shareholder believes it will derive benefit from the Arrangement and wishes to confirm its support for the Arrangement;

AND WHEREAS, the Purchaser is relying on the covenants, representations and warranties of the Shareholder set forth in this Agreement in connection with the Purchaser’s execution and delivery of the Arrangement Agreement and would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder; and

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Company Securities and the other restrictions and covenants set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement. In this Agreement, including the recitals, the following terms have the following meanings:

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement;

1

“Agreement” means this voting support agreement dated as of the date hereof between the Shareholder and the Purchaser, as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Alternative Transaction” has the meaning ascribed thereto Section 3.1(l) hereof;

“Arrangement Agreement” has the meaning ascribed thereto in the recitals hereof; “Company” has the meaning ascribed thereto in the recitals hereof;

“Company Securities” means the Company Subordinate Voting Shares, Company Super Voting Shares, Company Exchangeable Units, Company RSUs, Company Stock Options and Company Warrants listed on Schedule A hereto and any securities of the Company acquired by the Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Company Securities may be converted into, exchanged for or otherwise changed into;

“Company Shares” means a share in the capital of the Company, and includes the Company Subordinate Voting Shares, the Company Super Voting Shares and the Company Proportionate Voting Shares;

“Expiry Time” has the meaning ascribed thereto in Section 3.1(a);

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the CSE.

“Notice” has the meaning ascribed thereto in Section 4.8;

“Parties” means the Shareholder and the Purchaser and “Party” means any one of them;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Purchaser” has the meaning ascribed thereto in the recitals hereof;

“Shareholder” has the meaning ascribed thereto in the recitals hereof;

“Transfer” has the meaning ascribed thereto in Section 3.1(l); and

“Voting Support Outside Date” means six (6) months from the date hereof.

1.2	Gender and Number

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3	Headings

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

2

1.4	Date for any Action

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Toronto time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

1.5	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof that would result in the application of the Laws of any other jurisdiction. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

1.6	Incorporation of Schedules

Schedule A attached hereto, for all purposes hereof, forms an integral part of this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)	The Shareholder, if the Shareholder is not a natural Person, is a corporation or other entity validly existing under the Laws of the jurisdiction of its incorporation.

(b)	The Shareholder, if the Shareholder is not a natural Person, has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	The Shareholder exercises control or direction over all of the Company Securities set forth opposite its name in Schedule A hereto. Subject to Section 3.1(a), at and immediately prior to the Effective Time and at all times between the date hereof and the Effective Time, the Shareholder will control or direct, directly or indirectly, all of the Company Securities. Other than the Company Securities, neither the Shareholder nor any of its affiliates, beneficially own, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company or any of its affiliates.
3

(d)	As at the date hereof, the Shareholder is, and, subject to Section 3.1(a), immediately prior to the time at which the Company Securities are acquired by the Purchaser under the Arrangement or an Alternative Transaction, the Shareholder will be, the sole beneficial owner of the Company Securities, with good and marketable title thereto, free and clear of all Liens.

(e)	The Shareholder has the sole right to sell and vote or direct the sale and voting of the Company Securities, to the extent such Company Securities carry a right to vote.

(f)	No Person has any agreement or option, or any right or privilege (whether by Law, pre- emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Company Securities or any interest therein or right thereto, except the Purchaser pursuant to this Agreement or the Arrangement Agreement.

(g)	No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the performance by it of its obligations under this Agreement, other than those that are contemplated by the Arrangement Agreement.

(h)	There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of the beneficial owners of the Company Securities that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement.

(i)	None of the Company Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the Company’s securityholders or give consents or approvals of any kind, except this Agreement or as will be contemplated by the Arrangement Agreement.

(j)	None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Shareholder (if the Shareholder is not a natural Person); (ii) any contract to which the Shareholder is a party or by which the Shareholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable Law, except for any violation, breach, contravention or default that could not, individually or in the aggregate, impair the ability of the Shareholder to execute and deliver this Agreement and to perform its obligations under this Agreement.

2.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Shareholder (and acknowledges that the Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that:

(a)	The Purchaser validly subsists under the laws of Ontario and has necessary requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.
4

(b)	The execution, delivery and performance of this Agreement by Purchaser have been duly authorized and no other internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)	This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to the discretion that a court may exercise in granting equitable remedies.

ARTICLE 3
COVENANTS

3.1	Covenants of the Shareholder

(a)	The Shareholder hereby covenants with the Purchaser that from the date of this Agreement until the termination of this Agreement in accordance with its terms (the “Expiry Time”), the Shareholder will not directly or indirectly, without having first obtained the prior written consent of the Purchaser:

(i)	sell, transfer, gift, assign, grant a participation interest in, convey, pledge, hypothecate, grant a security interest in, encumber, option or otherwise dispose of any right or interest in, or enter into any forward sale, repurchase agreement, option or other arrangement or monetization transaction with respect to, any of its Company Securities, or any right or interest therein (legal or equitable) to any Person or group of Persons, or tender any of the Company Securities to a take- over bid or enter into any agreement, arrangement, commitment or understanding in connection therewith, or agree to do any of the foregoing, other than (A) pursuant to the Arrangement or an Alternative Transaction, (B) any exercise of warrants or options exercisable for Company Shares in accordance with their terms, or (C) to one or more corporations, family trusts, RRSP account or other entity directly or indirectly owned or controlled by, or under common control with the Shareholder, provided that (i) such transfer will not relieve the Shareholder of or from its obligations under this Agreement to vote or cause to be voted all Company Securities at the Company Meeting, (ii) prompt written notice of such transfer is provided to the Purchaser; and (iii) the transferee continues to be an entity or corporation directly or indirectly owned or controlled by the Shareholder at all times until the Expiry Time;

(ii)	other than as set forth herein, grant or agree to grant any proxies or powers of attorney, deliver any voting instruction form, deposit any Company Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Company Securities; or

(iii)	requisition or join in the requisition of any meeting of any of the securityholders of the Company for the purpose of considering any resolution.

(b)	The Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Company Securities (to the extent they carry a right to vote):

(i)	at any meeting of any of the securityholders of the Company at which the Shareholder or any registered or beneficial owner of the Company Securities are entitled to vote, including the Company Meeting; and
5

(ii)	in any action by written consent of the securityholders of the Company, in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement). In connection with the foregoing, subject to this Section 3.1(b), the Shareholder hereby agrees to deposit and to cause any beneficial owners of Company Securities eligible to be voted to deposit a proxy, or voting instruction form, as the case may be, duly completed and executed in respect of all of its Company Securities (to the extent that they carry the right to vote) as soon as practicable following the mailing of the Company Circular and in any event at least 10 Business Days prior to the Company Meeting, voting all such Company Securities (to the extent that they carry the right to vote) in favour of the Arrangement Resolution. The Shareholder hereby agrees that it will not take, nor permit any Person on its behalf to take, any action to withdraw, revoke, change, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Shareholder might have unless this Agreement has at such time been previously terminated in accordance with Section 4.1. The Shareholder will provide copies of each such proxy or voting instruction form (or screen shots evidencing electronic voting thereof) referred to above to the Purchaser at the address below concurrently with its delivery as provided for above.

(c)	The Shareholder hereby covenants, undertakes and agrees from time to time, until the Expiry Time, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Company Securities (to the extent that they carry the right to vote) against any proposed action by the Company, any Company Shareholder, any of the Company’s Subsidiaries or any other Person: (i) in respect of any Acquisition Proposal or Superior Proposal involving the Company or any Subsidiary of the Company that requires the approval of Company Shareholders under applicable Law, other than the Arrangement or an Alternative Transaction; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement, including without limitation any amendment to the articles or by-laws of the Company or any of its Subsidiaries or their respective corporate structures or capitalization; (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Arrangement Agreement. If the Shareholder is the beneficial owner, but not the registered holder, of any of its Company Securities, the Shareholder agrees to take all actions necessary to cause the registered holder and any nominees to vote all of its Company Securities in accordance with this Section 3.1(c).

(d)	The Shareholder hereby covenants, undertakes and agrees, in the event that any transaction for the proposed acquisition of at least a majority of the Company Shares of the Company, where such transaction requires the approval of Company Shareholders under applicable Law, other than the Arrangement or an Alternative Transaction, is presented prior to the Expiry Time for approval of, or acceptance by, the Company Shareholders, whether or not it may be recommended by the Company Board, not to directly or indirectly, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Company Securities.

(e)	The Shareholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, representative or agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation in opposition to or competition with the Purchaser’s proposed purchase of the Company Shares as contemplated by the Arrangement;
6

(ii)	assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the Purchaser’s proposed purchase of the Company Shares as contemplated by the Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the Purchaser’s proposed purchase of the Company Shares as contemplated by the Arrangement;

(iv)	solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(v)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify support for the transactions contemplated by the Arrangement Agreement;

(vi)	participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(vii)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding regarding any Acquisition Proposal; or

(viii)	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(f)	If the Shareholder is a Representative of the Company or any of its Subsidiaries, the Shareholder hereby acknowledges and agrees to comply with the terms of Sections 5.1 and 5.2 of the Arrangement Agreement.

(g)	The Shareholder will not: (i) exercise any rights of appraisal or dissent rights that the Shareholder may have under applicable Law or otherwise in respect of the Arrangement or the transactions contemplated by the Arrangement Agreement; (ii) contest in any way the approval of the Arrangement by any Governmental Entity; or (iii) take any other action of any kind, directly or indirectly, in each case which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement.

(h)	The Shareholder will, and will cause each of its affiliates and will instruct each of its representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser or an affiliate thereof) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, whether or not initiated by the Shareholder or any of its affiliates or their respective officers, directors, employees, representatives or agents.

(i)	At the request of the Purchaser, the Shareholder will, and will cause its applicable affiliates and representatives to, use all commercially reasonable efforts in its capacity, and their capacities, as a Company Shareholder to assist the Company and the Purchaser to successfully complete the Arrangement and the other transactions contemplated by the Arrangement Agreement and this Agreement, including, without limitation, cooperating with the Purchaser and the Company to make all requisite regulatory filings.
7

(j)	The Shareholder hereby consents to:

(i)	the details of this Agreement being set out in any press release, information circular, including the Company Circular, and court documents produced by the Company, the Purchaser or any of their respective affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement; and

(ii)	this Agreement being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval (SEDAR) operated on behalf of the Securities Authorities.

(k)	Except as required by applicable Law, the Shareholder will not, and will ensure that their affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of the Purchaser.

(l)	Subject to the completion of the Arrangement, the Shareholder hereby undertakes with the Purchaser that, from the date of the completion of the Arrangement, the common shares of the Purchaser acquired by the Shareholder as a result of the Arrangement (the “Purchaser Shares”), or other securities convertible into, exchangeable for or exercisable to acquire common shares of the Purchaser, directly or indirectly (together with Purchaser Shares, the “Purchaser Securities”), shall be subject to the restrictions on Transfer set out in Schedule B. The Shareholder agrees that it will not sell, transfer, gift, assign, grant a participation interest in, convey, pledge, hypothecate, grant a security interest in, encumber, option or otherwise dispose of any right or interest in, or enter into any forward sale, repurchase agreement, option or other arrangement or monetization transaction with respect to, any of its Purchaser Securities, or any right or interest therein (legal or equitable) to any Person or group of Persons, or tender any of the Purchaser Securities to a take- over bid or enter into any agreement, arrangement, commitment or understanding in connection therewith, or agree to do any of the foregoing with respect to the Purchaser Securities (each, a “Transfer”) until such time as such Purchaser Securities have been released in accordance with Schedule B, other than (A) any exercise or conversion, as applicable, of warrants, options or exchangeable shares exercisable for or convertible into Purchaser Shares in accordance with their terms, provided that such Purchaser Shares are also subject to this Section 3.1(l), (B) with the prior written consent of the Purchaser, (C) to one or more corporations, family trusts, RRSP account or other entity directly or indirectly owned or controlled by, or under common control with the Shareholder, provided that (i) any such Transfer will not relieve the Shareholder of or from its obligations under this Agreement, (ii) prompt written notice of such Transfer is provided to the Purchaser; and (iii) the transferee continues to be an entity or corporation directly or indirectly owned or controlled by the Shareholder at all times, or (D) pursuant to a bona fide take-over bid made to all holders of Purchaser Shares, arrangement, merger, amalgamation or other business combination or similar transaction in which other holders of Purchaser Shares are entitled to participate and that is approved or supported by the Purchaser Board, provided that in the event that such transaction is not completed, the Purchaser Securities subject to this Agreement shall remain subject to this Agreement.
8

3.2	Alternative Transaction

(a)	If the Purchaser concludes after the date of this Agreement that it is necessary or desirable to proceed with an alternative transaction structure (including, without limitation, a take- over bid) whereby Purchaser and/or its affiliates would effectively acquire all the Company Securities or interests of the Company on economic terms and other terms and conditions having consequences to the Shareholder that are substantially equivalent to or better than those contemplated by the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), the Shareholder agrees to support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, (i) in the case of a take-over bid, by causing all of the Shareholder’s Company Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and will not withdraw the Shareholder’s Company Shares from such take-over bid except as expressly otherwise provided in this Agreement, and/or (ii) voting or causing to be voted all of the Shareholder’s Company Shares (to the extent that they carry the right to vote at such meeting) in favour of, and not dissenting from, such Alternative Transaction.

(b)	In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction to the extent applicable, and all covenants, representations and warranties of each of the Parties in this Agreement shall be and shall be deemed to have been made, mutatis mutandis, in respect of the Alternative Transaction.

3.3	Covenants of the Purchaser.

The Purchaser agrees to comply with its obligations under the Arrangement Agreement. The Purchaser hereby agrees and confirms to the Shareholder that it shall take all steps required of it to consummate the Arrangement and cause the consideration to be made available to pay for the Company Securities, in each case in accordance with and subject to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement.

ARTICLE 4
GENERAL

4.1	Termination

(a)	This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(i)	the mutual agreement in writing of the Shareholder and the Purchaser;

(ii)	5:00 p.m. (Toronto time) on the date that the Arrangement Agreement is validly terminated in accordance with its terms;

(iii)	the completion of the acquisition by the Purchaser of the Company Securities; and

(iv)	the Voting Support Outside Date,

except that the obligations under Section 3.1(i) shall survive any termination under Section 4.1(a)(ii) and shall terminate upon the release of all Purchaser Shares from the restrictions on Transfer set out in Schedule B.

(b)	This Agreement may be terminated by the Shareholder if the form or amount of the consideration offered by the Purchaser to the Company Shareholders pursuant to the Transaction is, without the prior written consent of the Shareholder, reduced or changed in any respect that is, in each case, materially adverse to the Shareholder, provided that a reduction or change in the market price of the Purchaser’s Shares will not constitute a reduction or change in the amount of the consideration payable for the outstanding Company Shares as set out in the Arrangement Agreement.
9

4.2	Time of the Essence

Time is of the essence in this Agreement.

4.3	Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform its obligations under this Agreement except as expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

4.4	Equitable Relief

The Parties agree that irreparable harm may occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity.

4.5	Fiduciary Duty

Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit any director or officer of the Company from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the Arrangement Agreement. The Purchaser further hereby agrees that the Shareholder is not making any agreement or understanding herein in any capacity other than in the capacity as beneficial owner of the Company Securities.

4.6	Waiver; Amendment

Each Party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.7	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

10

4.8	Notices

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	if to the Purchaser at:

TerrAscend Corp.

P.O. Box 43125

Mississauga, ON L5C 1W2

Attention:	General Counsel
Email:	legal@terrascend.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP
Suite 3300 – 222 Bay Street

P.O. Box 53

Toronto, ON M5K 1E7

Attention:	Andrea Brewer
Email:	andrea.brewer@nortonrosefulbright.com

(b)	to the Shareholder, at the address set out at Schedule A hereto.

Any Notice is deemed to be given and received: (i) if sent by personal delivery, same day courier or email, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel, as contemplated above, is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to a Party’s legal counsel does not invalidate delivery of that Notice to such Party.

4.9	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.10	Successors and Assigns

The provisions of this Agreement will be binding upon and enure to the benefit of the Parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, provided that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable joint and severally with such affiliate for all of its obligations hereunder.

11

4.11	Independent Legal Advice

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Each of the Shareholder and the Purchaser will pay its own expenses (including the fees and disbursements of legal counsel and other advisers) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

4.12	Further Assurances

The Parties hereto will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.13	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The remainder of this page has been intentionally left blank.]

12

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

TERRASCEND CORP.

By:
Name:	Keith Stauffer
Title:	CFO

Name:	Jason Wild

IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

TERRASCEND CORP.

By:
Name:
Title:

Name:	Jason Wild

Schedule A

Owner	Number of Company Subordinate Voting Shares	Number of Company Super Voting Shares	Number of Company Exchangeable Units	Number of Company RSUs	Number of Company Stock Options	Number of Company Warrants
Jason Wild	4,700,000	N/A	N/A	N/A	N/A	N/A
Insight Wellness Fund, LLC	28,572	N/A	N/A	N/A	N/A	28,572
JW Growth Fund, LLC	114,286	N/A	N/A	N/A	N/A	114,286
JW Opportunities Fund, LLC	9,528,572	N/A	N/A	N/A	N/A	8,928,572
JW Opportunities Master Fund, Ltd.	3,898,029	N/A	N/A	N/A	N/A	2,571,429
JW Partners, LP	10,495,400	N/A	N/A	N/A	N/A	6,000,000
JW Select Investment, LP	6,114,286	N/A	N/A	N/A	N/A	6,114,286

Jason Wild

(Print name of Shareholder)

New York

(Place of Residence)

(Print name and title, as applicable)

Address:
14 North Lake Rd
Armonk, NY 10504

Telephone:	914 260 9948
Email:	jwild@jwfunds.com

Schedule B

Percentage of Purchaser Shares to be locked up pursuant to this Agreement	Duration of lockup
10%	Free trading on the date of completion of the Arrangement (the “Closing Date”).
15%	From the Closing Date until the date that is 90 days following the Closing Date.
75%	From the Closing Date until the date that is 180 days following the Closing Date.